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Exhibit 99.1

[OSI PHARMACEUTICALS LOGO]	[GILEAD SCIENCES LOGO]
OSI CONTACTS:	GILEAD CONTACTS:
Kathy Galante	Susan Hubbard, Investors
(631) 962-2000	(650) 522-5715
Burns McClellen representing OSI	Amy Flood, Media
Kathy Jones, Ph.D. (media)	(650) 522-5643
(212) 213-0006
For Immediate Release

OSI PHARMACEUTICALS ACQUIRES ONCOLOGY ASSETS FROM GILEAD SCIENCES

—Gilead to Focus on Core Expertise in Infectious Diseases—

    Melville, NY and Foster City, CA, November 26, 2001—OSI Pharmaceuticals (Nasdaq: OSIP) and Gilead Sciences (Nasdaq: GILD) today announced that they have signed an agreement, valued at up to $200 million in cash and stock, under which Gilead will sell assets from its oncology business to OSI. OSI will acquire Gilead's pipeline of clinical candidates in oncology and all related intellectual property, as well as Gilead's Boulder, Colorado operations, including clinical research and drug development personnel, infrastructure and facilities. In consideration of these assets, OSI will pay to Gilead $130 million in cash and $40 million in shares of OSI common stock upon the closing of the transaction. OSI will also pay to Gilead up to an additional $30 million in either cash or a combination of cash and OSI common stock upon the achievement of certain milestones related to the development of NX211, the most advanced of Gilead's oncology product candidates.

    This transaction will accelerate OSI's development and commercialization capabilities with the addition of an outstanding and complementary drug development and oncology group, and will augment OSI's pipeline of gene-targeted small molecule therapeutics with several promising next-generation cytotoxics currently in clinical development. The transaction will allow Gilead to increase its focus on its core expertise in infectious diseases. Specifically, Gilead will strengthen its commercial capabilities to support recent and upcoming antiviral drug launches, bolster its investment in discovery and preclinical development of promising infectious disease product candidates and continue to expand its product portfolio through in-licensing and acquisition opportunities. Gilead and OSI expect to close the transaction by year-end, subject to antitrust clearance and satisfaction of other customary conditions. Lazard Freres & Co. LLC acted as advisors to OSI on this transaction and J.P. Morgan Securities acted as advisors to Gilead.

    Under the terms of the transaction, OSI will receive exclusive worldwide development and commercialization rights to Gilead's three clinical development candidates in oncology. NX211 (liposomal lurtotecan), a proprietary liposomal formulation of the active topoisomerase I inhibitor lurtotecan, is currently in Phase II clinical trials for the potential treatment of a variety of solid tumors, including ovarian and small cell lung cancer. GS7836, a novel nucleoside analogue, is in Phase I clinical trials and has demonstrated activity in a variety of refractory solid tumor xenograft models. GS7904L, a liposomal thymidylate synthase inhibitor, will enter Phase I clinical trials shortly, having demonstrated promising activity in preclinical testing for the potential treatment of various solid tumors.

    Under a manufacturing agreement, Gilead will produce for OSI liposomal formulations of NX211 and GS7904L, the two liposomal products in Gilead's pipeline, at its manufacturing facility in San Dimas, CA.

    "With this transaction we have accomplished one of our key goals we stated for 2001: adding world class oncology development capabilities and a solid clinical pipeline to our growing franchise in cancer. In pursuing our goal of becoming leaders in oncology, we believe it is essential to recognize the continuing merits of new and improved cytotoxic agents as complementary assets to our next- generation, targeted-therapy approaches in discovery. We are convinced this deal both effectively balances our pipeline and delivers across the board excellence in our discovery and development capabilities," stated Colin Goddard, Ph.D., Chairman and Chief Executive Officer of OSI Pharmaceuticals. "We are pleased to have been able to accomplish this through a transaction which represents a clear win-win for both parties, allowing Gilead to continue to focus on its strength as a pre-eminent organization in the infectious diseases arena."

OSI's Growing Oncology Franchise

    Nicole Onetto, MD, Gilead's Senior Vice President of Medical Affairs and former senior executive in the Bristol-Myers Squibb oncology organization, will join OSI as Executive Vice President for Oncology to head up OSI's growing oncology division, and will report directly to Dr. Goddard. Gilead executives Robert Simon and Dr. Pedro Santabarbara, also both Bristol-Myers Squibb alumni, will become OSI's Vice President, Global Regulatory Affairs and Vice President, Clinical Research, respectively. Dr. Ray Bendele will become OSI's Vice President, Preclinical Research. These individuals will complement OSI's established leadership in oncology research headed by Dr. Nicholas Bacopoulos, OSI's President and Head of Research and Development, Dr. Arthur Bruskin, OSI's Executive Vice President, Research and Dr. Neil Gibson, OSI's Vice President, U.S. Research, to lead a strong and comprehensive oncology group consisting of more than 250 research and development professionals.

    In addition to Tarceva™, OSI's anti-EGFR product currently being developed in Phase III trials with Genentech, Inc. and Roche, OSI will now add NX211, GS7836 and GS7904L to its proprietary clinical pipeline, which includes CP-547,632 (a VEGFR inhibitor) and CP-609,754 (a farnesyl transferase inhibitor), both of which entered Phase I clinical trials from the OSI/Pfizer alliance in cancer discovery. OSI's research efforts in oncology are focused on the discovery of next-generation small molecule targeted therapies that directly address the genetic and growth regulatory abberations associated with cancer. With a full array of cancer drug discovery and development capabilities, OSI is now positioned to rapidly develop products emerging from its own pipeline, compete for premier in-licensing opportunities and evolve an effective commercial operation.

    "I am certain that the significant achievements of our oncology team, which under the leadership of Nicole Onetto has successfully advanced three oncology products forward in clinical development, and the addition of Gilead's promising anti-cancer portfolio, will help OSI solidify its competitive business in oncology," said John C. Martin, Ph.D., President and Chief Executive Officer of Gilead Sciences. "By focusing on our core expertise in infectious diseases, we will be able to best distinguish Gilead as a world leader in the development of innovative therapeutics that will set new standards for the treatment of patients with life-threatening illnesses."

Gilead's Infectious Disease Product Portfolio

    Gilead currently has five marketed products, including Viread™ (tenofovir disoproxil fumarate) for the treatment of HIV infection, marketed exclusively by Gilead; AmBisome® (amphotericin B) liposome for injection for the treatment of systemic fungal infections, co-marketed in the United States with Fujisawa Healthcare, Inc. and internationally by Gilead; Tamiflu™ (oseltamivir phosphate) for the treatment and prevention of influenza A & B, marketed worldwide by Hoffmann-La Roche; Vistide® (cidofovir injection) for the treatment of cytomegalovirus retinitis in AIDS patients, marketed by Gilead in the United States and internationally by Pharmacia Corporation; and DaunoXome® (daunorubicin citrate liposome injection) for the treatment of AIDS-related Kaposi's Sarcoma, marketed worldwide by Gilead.

    Gilead also is completing late-stage clinical trials of its investigational nucleotide analogue, adefovir dipivoxil 10 mg for the potential treatment of chronic hepatitis B virus infection. Data from these Phase III studies will comprise the core of regulatory filings in both the United States and Europe, which Gilead anticipates filing during the first half of 2002. In addition, Gilead has exclusive rights to Cidecin® (daptomycin for injection) in 16 countries in Europe. Cidecin is Cubist Pharmaceuticals' product currently in late-stage development for the treatment of gram-positive bacterial infections. Cubist anticipates filing for regulatory approval of Cidecin in the United States mid-2002, and Gilead expects to follow with filings in Europe.

Gilead's Conference Call

    Gilead will host a conference call today, November 26, 2001, at 9:00 a.m. Eastern. To access the live call, please dial 800-633-8692 (U.S.) or 212-896-6028 (international). Telephone replay is available approximately one hour after the call through 7:00 p.m. Eastern, November 29, 2001. To access, please call 800-633-8284 (U.S.) or 858-812-6440 (international). The conference ID number is 20030075. The information provided on the teleconference is only accurate at the time of the call, and Gilead will take no responsibility for providing updated information.

OSI's Research Day

    OSI is hosting its first annual research day today, November 26, 2001, at 12:00 p.m. Eastern, at which time OSI will provide a full update on today's transaction. To listen to the event by phone, please dial 800-997-8642 for domestic listeners or 973-694-6836 for international listeners. To view the event via webcast, please connect to OSI's website at http://www.osip.com. In addition, a replay of the event will be available from the same webcast for at least a week following the live presentation.

Gilead Sciences

    Gilead Sciences, Inc., headquartered in Foster City, CA, USA, is an independent biopharmaceutical company that seeks to provide accelerated solutions for patients and the people who care for them. Gilead discovers, develops, manufactures and commercializes proprietary therapeutics for challenging infectious diseases (viral, fungal, and bacterial infections). Gilead maintains research, development, manufacturing or sales and marketing facilities in the United States, Europe and Australia.

OSI Pharmaceuticals

    OSI Pharmaceuticals is a research driven biotechnology company primarily focused on the discovery, development and commercialization of innovative products for the treatment of cancer and diabetes, and for selected opportunities arising from the OSI's extensive research and development programs. OSI utilizes a comprehensive array of drug discovery and development technologies to target specific genes involved in human disease with novel small molecule drugs. OSI's most advanced drug candidate, Tarceva™, a small molecule inhibitor of the EGFR gene, is currently in Phase III clinical trials for lung and pancreatic cancer.

    This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. These risks include the risk to both companies that the conditions to closing the sale of the oncology assets will not be satisfied and that the transaction will not occur. There are also risks specific to Gilead including the risk that the development milestones related to NX211 will not occur and that Gilead will therefore not be entitled to future milestone payments, risks related to Gilead's ability to make regulatory filings for adefovir dipivoxil in the first half of 2002 or at all, and other risks relating to regulatory approval of adefovir dipivoxil. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in the Gilead Annual Report on

Form 10-K for the year ended December 31, 2000 and in Gilead's Quarterly Reports on Form 10-Q, all of which are on file with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements. There are also risks specific to OSI, which include, among others, preclinical development, completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to OSI and OSI assumes no obligation to update any such forward-looking statements.

# # #

Tarceva is a trademark of OSI Pharmaceuticals.
AmBisome, DaunoXome and Vistide are registered trademarks,
and Viread is a trademark of Gilead Sciences, Inc.
Tamiflu is a trademark of F. Hoffmann-La Roche Ltd.
Cidecin is a registered trademark of Cubist Pharmaceuticals.

For more information about OSI Pharmaceuticals, please visit www.osip.com.

For more information about Gilead Sciences, please call 1-800-GILEAD-5 (1-800-445-3235)
or visit www.gilead.com.

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  Exhibit 99.1
OSI PHARMACEUTICALS ACQUIRES ONCOLOGY ASSETS FROM GILEAD SCIENCES